THE CEREGHINO GROUP
CORPORATE INVESTOR RELATIONS
5333 - 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108
206.762.0993
www.stockvalues.com

CLIENT: WILSHIRE BANCORP, INC.
CONTACT: Brian E. Cho, SVP & CFO
213.387.3200
www.wilshirebank.com

NEWS RELEASE

WILSHIRE BANCORP PROFITS UP 49% IN THE FOURTH QUARTER OF 2004 AND 52% IN THE FULL YEAR; CREDIT QUALITY REMAINS EXCELLENT AND STRONG LOAN PRODUCTION CONTINUES

LOS ANGELES, CA – January 26, 2005 – Wilshire Bancorp Inc. (Nasdaq: WIBC), the holding company for Wilshire State Bank, today reported record profits in both the fourth quarter and the year ended December 31, 2004, fueled by robust loan growth and continued focus on managing operating expenses. For the fourth quarter of 2004, net income increased 49% to $5.2 million, or $0.18 per diluted share, compared to $3.5 million, or $0.12 per share in the fourth quarter a year ago. For 2004, net income grew 52% to $19.5 million, or $0.68 per diluted share, compared to $12.8 million, or $0.44 per share in 2003.

In August 2004, Wilshire Bancorp ("Wilshire") was formed as a holding company for Wilshire State Bank (formerly WSBK). As a result, all results prior to the formation of the Wilshire Bancorp reflect the operations of the Bank, which are comparable to those of the holding company. All per share results reflect the one-for-one stock conversion into Wilshire Bancorp in connection with the holding company formation, and three stock dividends issued in 2003 and 2004 that increased shares outstanding by 440%.

Wilshire generated $692.1 million of new loans in 2004, up 39% from $497.6 million in the previous year. Net loans have grown 35% in the past 12 months to $1.01 billion, compared to $748.0 million at the end of 2003. Assets have increased 29% to $1.27 billion, up from $983.3 million a year ago. Deposits have increased 28% to $1.10 billion at the end of 2004, compared to $856.5 million a year earlier.

"Our tremendous growth in 2004 reflects the success of our expansion strategy," stated Soo Bong Min, President and CEO. "Assets surpassed $1 billion in the first quarter, and continued up to almost $1.3 billion at year-end. We formed a holding company to support our growth and provide flexibility, and here in the Los Angeles area, we opened two new full service branches. We also added Business Lending Offices in new markets with thriving multi-ethnic business environments: Oklahoma City, Las Vegas and San Antonio."

In 2004, Wilshire generated an annualized return on average assets of 1.70% for the year, compared to 1.58% in 2003, and 1.68% in the fourth quarter, from 1.51% in the same quarter last year. Annualized return on average equity (ROE) improved to 25.4% in 2004, up from 24.6% a year ago, and in the fourth quarter of 2004, ROE was 24.0% compared 24.3% last year. The efficiency ratio improved to 43.1% for 2004, compared to 47.7% in 2003, and to 46.1% in the fourth quarter of 2004, compared to 47.8% in the fourth quarter a year ago.

"We are growing our franchise around experienced lenders who know their local markets," stated Brian Cho, Chief Financial Officer. "This strategy has allowed us to reach new customers while maintaining our high underwriting standards. As a result, our profitability ratios remain amongst the best in the industry, and we continue to have excellent credit quality."

Non-performing loans have dropped dramatically from 2003, both in dollars and as a percentage of gross loans, despite the rapid portfolio growth. At year-end 2004, non-performing assets (NPAs) were $2.7 million, representing just 0.21% of total assets, compared to $4.1 million, or 0.42% of total assets at the end of 2003. Although net charge offs were limited to $908,000 in 2004, management increased its provision for loan losses to $3.6 million, reflecting the growing portfolio. As a result, the allowance for loan losses totaled $11.1 million at December 31, 2004, representing 1.09% of gross loans and 412% of NPAs. A year ago, the loan loss allowance was $9.0 million, or 1.19% of gross loans and 218% of NPAs.

"We have maintained an asset-sensitive position, so deposits reprice slower than loans after a rate move," Cho said. "This lag has allowed us to expand our net interest margin, which should see further improvement so long as rates continue to rise. Utilizing low-cost deposits and Federal Home Loan Bank advances to fund our loans should help us maintain our margin if rates level off." Net interest margin was 4.05% in 2004, compared to 3.89% in the previous year. In the fourth quarter of 2004, the margin was 4.42%, up 54 basis points from 3.88% in the fourth quarter of 2003, and up 45 basis points on a sequential-quarter basis, from 3.97% in the third quarter of 2004.

Net interest income increased 46% to $42.3 million in 2004, from $29.0 million last year. Interest income and interest expense each grew 46%, reflecting the increased earning assets, growing deposit base and rising interest rate environment. Other operating income grew 23% to $21.0 million, compared to $17.1 million in 2003, as the gain on sale of loans, primarily SBA-guaranteed and single-family mortgage loans, increased by 42% in 2004 over 2003 levels. Other operating expense increased by 24% to $27.3 million in 2004, from $22.0 million in 2003, primarily from the increased staffing and occupancy expenses associated with Wilshire's growth and professional fees associated with Sarbanes-Oxley compliance.

In the fourth quarter of 2004, net interest income grew 54% to $12.6 million, compared to $8.2 million in the same period a year ago. Other operating income was at $4.8 million in the fourth quarter of 2004, compared to $5.4 million during the same period in 2003, as the gain on sale of non-guaranteed SBA loans, which are generally opportunistic in nature, declined from year-ago levels. Other operating expense increased by 24% to $8.0 million, compared to $6.5 million in the fourth quarter a year ago

At December 31, 2004, shareholders' equity was $88.3 million, up 50% from $58.7 million at year-end 2003, while book value grew to $3.14 per share, from $2.27 a year prior. Capital ratios continue to exceed the "Well Capitalized" guidelines established by regulatory agencies. At December 31, 2004, Tier 1 Leverage Ratio was 8.35%, Tier 1 Risk-Based Capital Ratio was 9.87%, and Total Risk-Based Capital Ratio was 11.94%, compared to 6.36%, 7.29%, and 11.59%, respectively, at December 31, 2003.

In late December 2003, Investor's Business Daily ranked Wilshire State Bank at the top of the 'Who's Who Among Regional Banks' list. In June 2004, Wilshire State Bank was added to the Russell 3000 index, and in July Wilshire ranked #8 in the Top 200 Publicly Traded Banks by U.S. Banker, which listed community banks by their three-year average return on equity. Wilshire State Bank was also named one of Sandler O'Neill's 2004 Bank and Thrift Sm-All Stars, which honored the top 30 performing small banks in the country.

(more)

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire State Bank, which has 14 branch offices in California and Texas, and five Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio and Las Vegas. Wilshire State Bank is an SBA preferred lender at all of its office locations, excluding the newest LPOs in San Antonio and Las Vegas. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire's strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

CONSOLIDATED STATEMENT OF OPERATIONS	Quarter Ended December 31,		Percentage	Year Ended December 31,		Percentage
(unaudited) (dollars in thousands, except per share data)	2004	2003	Change	2004	2003	Change
INTEREST INCOME						
Interest on Loans & Leases	$ 16,494	$ 10,765	53%	$ 55,943	$ 37,892	48%
Interest on Securities	795	649	23%	2,945	2,411	22%
Interest on Federal Funds Sold	326	135	141%	910	623	46%
Total Interest Income	17,615	11,549	53%	59,798	40,926	46%
INTEREST EXPENSE						
Deposits	4,513	3,136	44%	15,663	11,250	39%
FHLB Advances and Other	523	229	129%	1,800	694	160%
Total Interest Expense	5,036	3,365	50%	17,463	11,944	46%
Net Interest Income	12,579	8,184	54%	42,335	28,982	46%
Provision for Loan Losses	550	1,232	-55%	3,567	2,783	28%
Net Interest Income After Provision for Loan Losses	12,029	6,952	73%	38,768	26,199	48%
OTHER OPERATING INCOME						
Fees on Deposits	1,830	1,712	7%	7,379	6,789	9%
Gain on Sales of Loans	1,930	2,478	-22%	8,832	6,236	42%
Other	1,030	1,167	-12%	4,786	4,074	17%
Total Other Operating Income	4,790	5,357	-11%	20,997	17,099	23%
OPERATING EXPENSES						
Salaries and Employee Benefits	4,196	3,298	27%	14,581	12,183	20%
Occupancy & Equipment	734	588	25%	2,730	2,159	26%
Other	3,080	2,577	20%	9,972	7,644	30%
Total Other Operating Expenses	8,010	6,463	24%	27,283	21,986	24%
Income Before Taxes	8,809	5,846	51%	32,482	21,312	52%
Income Tax	3,619	2,367	53%	13,024	8,495	53%
NET INCOME	$ 5,190	$ 3,479	49%	$ 19,458	$ 12,817	52%
Per Share Data						
Basic Earnings Per Common Share	$ 0.18	$ 0.13	37%	$ 0.70	$ 0.50	42%
Earnings Per Share – Assuming Dilution	$ 0.18	$ 0.12	53%	$ 0.68	$ 0.44	54%
Weighted Average Shares Outstanding	28,123,389	25,873,658		27,623,766	25,781,222	
Weighted Average Shares Outstanding Including Dilutive Effect Of Stock Options	28,740,583	29,385,128		28,515,881	28,973,208	

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended December 31,		Year Ended December 31,	
(unaudited)(dollars in thousands, except per share data)	2004	2003	2004	2003
Annualized Return on Average Assets	1.68%	1.51%	1.70%	1.58%
Annualized Return on Average Equity	23.96%	24.30%	25.42%	24.56%
Efficiency Ratio	46.12%	47.82%	43.08%	47.71%
Annualized Operating Expense/Average Assets	2.59%	2.81%	2.39%	2.71%
Annualized Net Interest Margin	4.42%	3.88%	4.05%	3.89%
Tier 1 Leverage Ratio	8.35%	6.36%		
Tier 1 Risk-Based Capital Ratio	9.87%	7.29%		
Total Risk-Based Capital Ratio	11.94%	11.59%		
Book Value Per Share	$ 3.14	$ 2.27		

(more)

CONSOLIDATED BALANCE SHEET	December 31, 2004	December 31, 2003	One Year Percentage Change
(unaudited)(dollars in thousands, except share data)			
ASSETS:			
Noninterest-Earning Demand Deposits and Cash on Hand	$ 53,903	$ 62,486	-14%
Federal Funds Sold	55,000	58,000	-5%
Total Cash and Cash Equivalents	108,903	120,486	-10%
Interest-Bearing Deposits in Other Financial Institutions	3	202	-99%
Securities Available For Sale	75,712	56,995	33%
Securities Held To Maturity	29,262	23,427	25%
Total Securities	104,977	80,624	30%
Loans & Leases Receivable	1,020,723	757,005	35%
Allowance For Loan Losses	11,111	9,011	23%
Loans & Leases Receivable, Net	1,009,612	747,994	35%
Accrued Interest Receivable	3,867	2,685	44%
Acceptance	2,041	2,750	-26%
Other Real Estate Owned	-	377	-100%
Premises and Equipment	5,480	4,802	14%
Federal Home Loan Bank (FHLB) Stock, at Cost	4,372	1,510	190%
Cash Surrender Value of Life Insurance	11,536	11,102	4%
Other Assets	14,853	10,934	36%
TOTAL ASSETS	$ 1,265,641	$ 983,264	29%
LIABILITIES AND STOCKHOLDERS' EQUITY:			
LIABILITIES:			
Non-interest Bearing Demand Deposits	$ 274,208	$ 238,018	15%
Savings & NOW Deposits	47,594	46,668	2%
Money Market Deposits	212,916	150,591	41%
Time Deposits	564,255	421,239	34%
Total Deposits	1,098,973	856,516	28%
FHLB Advances	41,000	29,000	41%
Acceptance	2,041	2,750	-26%
Subordinated Debentures	25,464	25,464	0%
Accrued Interest and Other Liabilities	9,856	10,793	-9%
Total Liabilities	1,177,334	924,523	27%
STOCKHOLDERS' EQUITY:			
Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued and Outstanding, 28,142,470 and 25,902,728 Shares, Respectively	38,926	28,391	37%
Retained Earnings	49,605	30,147	65%
Accumulated Other Comprehensive Income, Net of Taxes	(224)	203	-210%
Total Stockholders' Equity	88,307	58,741	50%
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,265,641	$ 983,264	29%

AVERAGE BALANCES	Quarter Ended December 31,		Year Ended December 31,	
(unaudited)(dollars in thousands)	2004	2003	2004	2003
Average Assets	$ 1,236,655	$ 920,490	$ 1,141,430	$ 811,723
Average Equity	$ 86,652	$ 57,275	$ 76,562	$ 52,180
Average Net Loans (includes LHFS)	$ 978,612	$ 720,178	$ 895,380	$ 621,949
Average Deposits	$ 1,071,939	$ 811,570	$ 984,590	$ 722,675
Average Interest Earning Assets	$ 1,138,767	$ 844,418	$ 1,046,022	$ 744,607

ALLOWANCE FOR LOAN LOSSES

(unaudited) (dollars in thousands)	Quarter Ended December 31, 2004	Quarter Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2003
Balance at Beginning of Period	$ 11,131	$ 8,157	$ 9,011	$ 6,343
Provision for Loan Losses	$ 550	$ 1,232	$ 3,567	$ 2,783
Less Charge Offs (Net Recoveries)	$ 467	$ 366	$ 908	$ 102
Less: Provision for (recapture of) losses on off balance sheet item	$ 103	$ 12	$ 559	$ 13
Balance at End of Period	$ 11,111	$ 9,011	$ 11,111	$ 9,011
Loan Loss Allowance/Gross Loans	1.09%	1.19%		
Loan Loss Allowance/Non-performing Loans	411.63%	240.45%		
Loan Loss Allowance/Total Assets	0.88%	0.92%		
Loan Loss Allowance/Non-performing Assets	411.63%	218.46%		

NON-PERFORMING ASSETS

(net of guaranteed portion)	2004	2003
Accruing Loans - 90 Days Past Due	42	96
Non-accrual Loans	2,643	3,629
Restructured Loans	14	23
Total Non-performing Loans	2,699	3,748
Total Non-performing Loans/Gross Loans	0.26%	0.50%
OREO	$ -	$ 377
Total Non-performing Assets	$ 2,699	$ 4,125
Total Non-performing Assets/Total Assets	0.21%	0.42%

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of in new markets and expansion activities, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change, and, Wilshire Bancorp will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

-0-

NOTE: Transmitted on Business Wire at 5:00 am PST on January 26, 2005.